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                                                                     Exhibit 21


                         FIBREBOARD CORPORATION SUBSIDIARIES
                               As of December 31, 1995
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
Subsidiary                                 State of Incorporation
-------------------                        ----------------------
Trimont Land Company, doing
  business as Northstar-at-
  Tahoe                                    California

Pabco Metals Corporation                   Delaware

Fibreboard Box & Millwork Corporation      Delaware

Sierra-at-Tahoe, Inc.                      Delaware

Norandex Inc.                              Delaware

Bear Mountain, Inc.                        Delaware

Vytec Corporation                          Ontario, Canada

Vytec Sales Corporation                    Delaware


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